UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2021

DUESENBERG TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA, CANADA	000-54800	99-0364150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No 21, Denai Endau 3,Seri Tanjung Pinang, Tanjung Tokong, Penang, Malaysia		10470
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		236-304-0299

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 8, 2021, the Company’s board of directors appointed Mr. Allen Chee Wai Hong and Mr. Carl Jürgen Barth to act as directors of the Company.

Mr. Chee Wai Hong was born in Malaysia and is a practicing Advocate & Solicitor in Malaysia. Mr. Chee graduated with a law degree from University of London and a Masters Degree in Business Administration (Finance) from Northern University of Malaysia. Mr. Chee is also a qualified Chartered Accountant being a Fellow of the Association of Chartered & Certified Accountants (United Kingdom), member of Malaysian Institute of Accountants, as well as a member of the Malaysian Bar. Mr. Chee practices actively in the area of corporate law and litigation and has advised extensively many publicly listed companies in Malaysia and Singapore. He has helmed executive and independent directorship positions in several publicly listed companies in Malaysia.

Mr. Jürgen Barth hails from Thum, Saxony, Germany and is a German engineer and successful race car driver. Mr. Barth won the 1977 24 Hours Le Mans in a Porsche 936, the 1980 1,000 km Nürburgring and the 2014 CER Championship with a Porsche 911 Carrera RSR 3.0. In 1982 Mr. Barth served as Director of Porsche Customer Racing and headed a new department in Weissach for the manufacture and sale of Porsche Groupe C and 911 race cars. Mr. Barth served as President of the FIA Sports Car Commission from 1982-1986, is the originator of the OSCAR Organization for Groupe C racing, 1984-1989, is a Permanent Steward of the German DTM Championship, and from 1999 to 2015 was the representative of the Manufactures in the FIA Historic Commission as well as the 2017 Race Director for the LMP3 Series in China, just to list a few of his accolades. Mr. Barth is also a distinguished author having written over 10 books about Porsche Racing Cars with the most important being “The Porsche Book”, a 3 Volume and 1,550-page set.

A copy of the Company’s news release regarding the appointment of Mr. Chee and Mr. Barth is attached as Exhibit 99.1 hereto.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS.

(d)Exhibits

Exhibit Number	Description of Exhibit

99.1	News Release dated February 8, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUESENBERG TECHNOLOGIES INC.

Date: February 8, 2021

By: /s/ Lim Hun Beng
Lim Hun Beng
Chief Executive Officer and President